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                                                                    EXHIBIT 21.0

                              LIST OF SUBSIDIARIES


     We currently have the following wholly-owned subsidiaries:

     1. FutureLink Micro Visions Corp., a Delaware corporation, doing business as FutureLink

     2. FutureLink Pleasanton Corp., a Delaware corporation, doing business as FutureLink

     3. FutureLink Async Corp., a Delaware corporation, doing business as FutureLink

     4. FutureLink VSI Corp., a Maryland corporation, doing business as FutureLink

     5. FutureLink Madison Corp., a Delaware corporation, doing business as FutureLink

     6. FutureLink Distribution Corp., an Alberta corporation, doing business as FutureLink

     7. FutureLink Europe Limited, a U.K. corporation, doing business as FutureLink